Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No 333- 254843 on Form F-4/A No. 3 of our report dated March 29, 2021 relating to the financial statements of Li-Cycle Holdings Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the use in this Registration Statement No. 333- 254843 on Form F-4/A No. 3 of our report dated June 7, 2021 relating to the financial statements of Li-Cycle Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 29, 2021